Exhibit 10.22

January 5, 2006

CONFIDENTIAL

Power 3 Medical Products, Inc.
3400 Research Forest Drive
Suite B2-3
Woodlands, TX 773812

Attention:      Steven Rash

Chairman, President and CEO

Dear Steven:

This letter confirms the understanding and agreement between Glocap Funding LLC (“Glocap”), a New York limited liability company, and Power 3 Medical Products, Inc. (together with its subsidiaries and affiliates, the “Company”), as follows:

1.     The Company hereby engages Glocap Funding LLC (“Glocap”) to act as its exclusive financial advisor in connection with a possible sale or other transfer, directly or indirectly and whether in one or a series of transactions, of all or a significant portion of the assets or securities of the Company or any extraordinary corporate transaction involving a change in control of, or an investment by a third party in, the Company, regardless of the form or structure of such transaction (the “Transaction”).

2.     Glocap will provide the Company with financial advice and assistance in connection with the Transaction, which may involve, to the extent requested by the Company and appropriate for the Transaction, advice and assistance in connection with defining strategic and financial objectives and alternatives, reviewing historic and projected financial information, assisting in preparation of valuation analyses, identifying potential parties to a Transaction, assisting in the preparation of a confidential memorandum describing the Company and related marketing materials for distribution to such parties, and assisting in negotiations of the financial terms and structure of the Transaction. If the Company should request Glocap to provide additional services not otherwise contemplated by this letter agreement, such as a fairness opinion, the Company and Glocap will enter into an additional letter agreement which will set forth the nature and scope of the services, appropriate compensation and other customary matters, as mutually agreed upon by the Company and Glocap. In order to coordinate the efforts in connection with a Transaction, the Company and Glocap promptly will inform and consult with each other with respect to inquiries received from third parties in connection with a Transaction.

3.     The Company agrees to pay the following fees to Glocap for its services rendered under this agreement:

a.     Retainer: A retainer equal to $30,000 in freely tradeable common stock of the Company, to be distributed to Glocap upon the signing of the Engagement Letter;

b.     Cash Success Fees: A fee equal to 5.0% of the first $5 million in Aggregate Transaction Value (as defined below); plus 3.5% for the next $5 million; plus 2.0% of the next $20 million; plus 1.0% of any Aggregate Transaction Value in excess of $30 million, payable in cash at the closing date of the Transaction. However, in no event shall success fees at the closing be less than $400,000. If (i) a Transaction is not consummated, but the Company receives a “break-up” fee or any other payment as a result of the termination of the Transaction or (ii) the Company or any of its stockholders or any other person or entity realizes any profits from the exercise of any options or warrants granted in connection with a Transaction, then the Company will pay to Glocap a fee equal to twenty-five percent (25%) of such fee, profit or other payment, payable in cash when any such amount is paid to the Company or any such option or warrant is exercised.

As used in this letter agreement, “Transaction Value” means the total value (on the date of payment) of all consideration (including cash, securities or other property) paid or received or to be paid or received, directly or indirectly, in connection with a Transaction in respect of the assets of the Company or the securities of the Company, plus the principal amount of any debt (including capitalized leases and accounts payable that are extended beyond their contractual or customary payment term) of the Company outstanding or assumed, refinanced or extinguished in connection with a Transaction, and amounts payable in connection with a Transaction in respect of employment or consulting agreements to the extent such payments exceed customary “arms-length” amounts, agreements not to compete or similar arrangements. If the Transaction takes the form of a stock purchase, recapitalization or similar transaction, “Transaction Value” will also include the value of all shares retained by the shareholders of the Company. If any portion of Transaction Value is payable in the form of securities, the value of such securities, for purposes of calculating our transaction fee, will be determined based on the average closing price for such securities for the 20 trading days prior to the closing of the Transaction. In the case of securities that do not have an existing public market, our transaction fee will be determined based on the fair market value of such securities as mutually agreed upon in good faith by the Company and Glocap prior to the closing of the Transaction. Fees on amounts paid into escrow will be payable upon the establishment of such escrow. Fees relating to contingent payments other than escrowed amounts will be calculated based on the present value of the reasonably expected amount of such contingent payments as determined in good faith by the Company and Glocap prior to the closing of the Transaction, utilizing a discount rate equal to the prime rate published in The Wall Street Journal on the last business day preceding the closing of the Transaction.

c.     Future Transactions: If, during the twenty-four (24) month period following the termination of this Agreement the Company closes a Transaction with any party (i) that Glocap identified to the Company prior to such termination, (ii) as to which Glocap advised the Company prior to such termination, or (iii) with which the Company or Glocap had discussions prior to such termination (collectively, the “Identified Parties”), the fees payable pursuant to clause (b) of this paragraph will be due.

d.     Other Transactions: If the Company enters into a financing transaction through private or public securities, whether debt or equity, with a party during the term of the Agreement or with an Identified Party during the twenty-four (24) month period following the termination of this Agreement (an “Alternative Transaction”), the Company agrees to pay Glocap a fee relating to such transaction based upon similar fee percentages in clauses (b) above calculated on the amount of the financing. However, in no event shall success fees on an Alternative Transaction be less than $400,000.

4.     In addition to any fees that may be payable to Glocap under this agreement, whether or not there is a closing of the Offering, the Company agrees to reimburse Glocap, upon request made from time to time, for all of its reasonable out-of-pocket expenses incurred in connection with this engagement, including the reasonable fees and disbursements of its legal counsel. The foregoing costs, expenses and charges will be paid by the Company to Glocap promptly upon receipt by the Company of an invoice(s) from Glocap.

5.     (a) The Company will furnish or cause to be furnished to Glocap such information as Glocap believes appropriate to its assignment and to satisfy its due diligence requirements (the “Information”). The Company recognizes and confirms that Glocap will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this agreement without having independently verified the same, does not assume responsibility for the accuracy or completeness of the Information and such other information, and will not make an appraisal of the Company or its business or assets. To the best of the Company’s knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify Glocap if it learns of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to Glocap.

(b)   All such Information, whether oral or written, will be kept confidential by Glocap except for such Information (i) that is already or becomes public through no breach of this provision, (ii) that is in the materials delivered by the Company to prospective parties, or that the Company agrees may be disclosed, (iii) that Glocap is required to disclose by applicable law, regulation or legal process, or (iv) that becomes available to Glocap on a non-confidential basis from a third party who is not bound by a confidentiality obligation to the Company; and provided, further, that the Information may be disclosed to Glocap’s directors, officers, employees, agents, advisors and representatives in connection with its engagement hereunder, who shall be informed of the confidential nature of the Information and that such Information is subject to a confidentiality agreement or if, on the advice of counsel, Glocap is compelled to disclose such Information.

6.     The Company agrees to indemnify Glocap as set forth in Glocap’s standard indemnity provisions attached hereto as Addendum A.

7.     The engagement hereunder may be terminated by either the Company or Glocap at any time upon written notice to that effect to the other party, with no further obligation, it being understood that the provisions of paragraphs 3, 4, 5(b), 6, 8 and 9 of this Agreement shall survive any such termination.

8.     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

9.     This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. The Company and Glocap hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in the City of New York for any lawsuits, claims or other proceedings arising out of or relating to this agreement and agree not to commence any such lawsuit, claim or other proceeding except in such courts. The Company and Glocap hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim, or other proceeding arising out of or relating to this agreement in the courts of the State of New York or the United States District Courts located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Glocap hereunder is expressly and irrevocably waived.

Please confirm that the foregoing is in accordance with our understanding by signing and returning to us the enclosed duplicate of this letter.

Sincerely yours,

GLOCAP FUNDING LLC

By:	/s/: Mitchell Stern

Name:	Mitchell Stern

Agreed to and Accepted
as of the date set forth above:

POWER 3 MEDICAL PRODUCTS, INC.

By:	/s/: Steven B. Rash

Name:	Steven B. Rash

Title:	Chairman and CEO

Addendum A

This Addendum A is attached to and incorporated by reference into the foregoing letter agreement (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The Company agrees to indemnify and hold harmless Glocap and its affiliates, the respective directors, officers, members, employees and agents of Glocap and its affiliates, and each other person, if any, controlling Glocap or any of its affiliates within the meaning of the federal securities laws (Glocap and each such other person or entity are hereinafter referred to as an “Indemnified Person”) from and against any and all losses, claims, damages, expenses (including fees and disbursements of counsel) and liabilities (or actions or proceedings in respect thereof) (collectively “Losses”) caused by, relating to, based upon or arising out of (i) Glocap’s engagement under the Agreement, any transaction contemplated by such engagement or any Indemnified Person’s role in connection therewith (all of the foregoing are collectively hereafter referred to as the “Engagement”) or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to private placement memoranda used to offer securities of the Company in a transaction subject to Glocap’s engagement under the Agreement, as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to clause (i) above, such indemnification obligation shall not apply to any such Loss to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Person seeking indemnification. The Company agrees to reimburse each Indemnified Person for all expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, suit, proceeding or Loss, whether or not in connection with an action in which any Indemnified Person is a named party. The Company also agrees that an Indemnified Person shall not have any liability (whether direct or indirect, in contract or otherwise) to the Company or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly for or in connection with the Engagement, except for any Losses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Person’s gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

If any action, suit, proceeding, or investigation is commenced, as to which such Indemnified Person proposes to demand such indemnification, such Indemnified Person shall notify the Company with reasonable promptness; provided, however that any failure by such Indemnified Person to notify the Company shall not relieve the Company from its obligations hereunder, except as and to the extent the failure of such timely notice materially prejudices the Company. If the Company so elects or at the request of an Indemnified Person, the Company will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of all fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines in its judgment that representation by common counsel would be inappropriate due to actual or potential differing interests or if the Company fails to assume the defense of the action, suit, proceeding or investigation in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action, suit, proceeding or investigation and the Company will pay the fees and disbursements of such counsel; provided, however, that the Company will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, an Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person’s own expense. The Company shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with such consent the Company agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement. The Company shall not settle any claim, action, suit or proceeding related to the Engagement or the Agreement unless the settlement also includes an unconditional release of all Indemnified Persons from all liabilities arising out of such claim, action, suit or proceeding.

If the indemnification sought by an Indemnified Person hereunder is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to be unenforceable, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Glocap, on the other hand, in connection with the Engagement reflected in the Agreement, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but the relative fault of the Company on the one hand and Glocap on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The respective relative benefits received by the Company and Glocap in connection with any transaction shall be deemed to be in the same proportion as the aggregate fee paid or payable to Glocap in connection with the transaction bears to the total value of the transaction. The relative fault of the Company and Glocap shall be determined by reference to, among other things, whether the statements, actions or omissions to act were by the Company or Glocap and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act. Notwithstanding the foregoing, in no event shall the aggregate contribution of all Indemnified Persons for all Losses in connection with any transaction exceed the amount of fees actually received by Glocap pursuant to the Agreement.

If multiple claims are brought against an Indemnified Person in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under the Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

The obligations of the Company referred to above shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. Neither termination of the Agreement nor completion of the Engagement shall affect these indemnification provisions which shall then continue in full force and effect.